SEGALL BRYANT AND HAMILL LLC

INTERIM INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of April 30, 2021 between SEGALL BRYANT & HAMILL TRUST, a Massachusetts business trust (the "Trust"), and SEGALL BRYANT AND HAMILL LLC (the "Investment Adviser"), a Delaware limited liability company.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("1940 Act");

WHEREAS, the Trust has retained the Investment Adviser to furnish investment advisory and other services to the Trust for the series listed in Exhibit A and for other series of the Trust as agreed to by the parties from time to time (each, a "Fund" and collectively, the "Funds");

WHEREAS, the Investment Adviser and the Trust entered into an Investment Advisory Agreement dated May 1, 2018, as amended (the “Original Agreement”);

WHEREAS, the Original Agreement between the Trust and the Adviser has been terminated by its assignment;

WHEREAS, Rule 15a-4 under the 1940 Act (“Rule 15a-4”) permits an interim investment advisory agreement subject to and in conformity with the terms of such Rule; and

WHEREAS, the Trust seeks to retain the Adviser, pursuant to Rule 15a-4, to furnish investment advisory and other services to the Trust for the Funds listed in Exhibit A.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment.

(a)               The Trust hereby appoints the Investment Adviser to act as investment adviser to each Fund, in each case, for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b)               In the event that the Trust establishes one or more series or portfolios other than the Funds with respect to which it desires to retain the Investment Adviser to act as investment adviser hereunder, it shall notify the Investment Adviser in writing. If the Investment Adviser is willing to render such services under this Agreement, it shall notify the Trust in writing whereupon such series or portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as each Fund except to the extent that said provisions (including those relating to the compensation payable by the Trust to the Investment Adviser) are modified with respect to such Fund in writing by the Trust and the Investment Adviser at the time.

2.	Delivery of Documents.

The Trust has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

(a)         The Trust's Amended and Restated Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on November 19, 1987, and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to be amended, is herein called the "Declaration of Trust"); and

(b)	The Trust's Code of Regulations and amendments thereto.

The Trust will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing, if any.

3.	Management.

Subject to the supervision of the Trust's Board of Trustees, the Investment Adviser will, either directly or indirectly by employing one or more suitable sub-advisers (each, a Sub-Adviser" and collectively, the "Sub-Advisers"), provide a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Fund. The Investment Adviser will, either directly or indirectly by employing one or more suitable Sub-Advisers, determine from time to time what securities and other investments will be purchased, retained or sold by each Fund. The Investment Adviser will provide the services rendered by it under this Agreement in accordance with each Fund's investment objective, policies and restrictions as stated in the prospectus for each Fund and resolutions of the Trust's Board of Trustees. Without limiting the generality of the foregoing, the Investment Adviser shall:

(a)               Furnish to the Board of Trustees statistical and economic information as may be requested; and

(b)	Recommend potential changes in investment policy.

The Investment Adviser further agrees that it shall:

(c) rrequired;

Update each Fund's cash availability throughout the day as

(d)	Maintain historical tax lots for each portfolio security held by each

Fund;

(e)	Transmit trades to the Trust's custodian for proper settlement;

(f)                Maintain all books and records with respect to each Fund's securities transactions;

(g)               Supply the Trust and its Board of Trustees with reports and statistical data as requested; and

(h)               Prepare a quarterly broker security transaction summary and monthly security transaction listing for each Fund.

4.	Other Covenants.

The Investment Adviser agrees that it:

(a)               Will comply with all applicable Rules and Regulations of the Securities and Exchange Commission and will conduct its activities under this Agreement in accordance with other applicable law;

(b)               Will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities; and

(c)               Will place orders pursuant to its investment determinations for each Fund either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Investment Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Investment Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker- dealer to execute a particular transaction, the Investment Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to each Fund and/or other accounts over which the Investment Adviser or an affiliate of the Investment Adviser exercises investment discretion. The Investment Adviser is authorized, subject to the prior approval of the Trust's Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for each Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Investment Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Investment Adviser to the Fund. In addition, the Investment Adviser is authorized in allocating purchase and sales orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Investment Adviser or the Trust's principal underwriter) to take into account the sale of shares of the Trust by the broker or dealer if the Investment Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will portfolio securities be purchased from or sold to the Investment Adviser, the Trust's principal underwriter or any affiliated person of either the Trust, the Investment Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission.

5.	Services Not Exclusive.

The services furnished by the Investment Adviser hereunder are deemed not to be exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Investment Adviser to be suitable for two or more accounts managed by the Investment Adviser, the available securities or investments may be allocated in a manner believed by the Investment Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for or disposed of by a Fund.

6.	Books and Records.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a- l under the 1940 Act.

7.	Expenses.

During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction costs, if any) purchased or sold for a Fund. If the expenses borne by a Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which its shares are registered or qualified for sale to the public, the Investment Adviser shall reimburse the Fund for any such excess to the extent that said securities regulations so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

8.	Compensation.

For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee for each Fund, computed daily and payable monthly, based on the calculation specified for such Fund in Exhibit A. As this Agreement covers multiple Funds of the Trust, fees that are attributable to each Fund shall be a separate charge to such portfolio and shall be the several (and not joint or joint and several) obligation of each such Fund.

9.	Limitation of Liability.

The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

10.	Duration and Termination.

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect with respect to each Fund for a period of one hundred and fifty (150) days until the initial termination date specified in Exhibit A. Notwithstanding the foregoing, this Agreement may be terminated as to any fund at any time, without the payment of any penalty, by the Trust (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) upon ten (10) days written notice, or by the Investment Adviser on sixty days written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

11.	Amendment of This Agreement.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent required under the 1940 Act, no amendment of this Agreement shall be effective as to a particular fund until approved by vote of a majority of the outstanding voting securities of such fund.

12.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Colorado law.

13.	Names.

The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

14.       Special Provisions Required Under Rule 15a-4.

(a)       Compensation earned under this Agreement will be held in an interest-bearing escrow account with each Fund’s custodian or a bank.

(b)       If a majority of the Fund’s outstanding voting securities approve a new investment advisory agreement with the Investment Adviser during the term of this Agreement, the amount in the escrow account attributable to such Fund (including the interest earned) will be paid to the Investment Adviser; and

(c)       If a majority of the Fund’s outstanding voting securities do not approve a new investment advisory agreement with the Investment Adviser during the term of this Agreement, the Investment Adviser will be paid, out of the escrow account, the lesser of (1) any costs incurred in performing the interim contract (plus interest earned on that amount while in escrow); or (2) the total amount in the escrowed account (plus interest earned).

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SEGALL BRYANT & HAMILL TRUST

BY:/s/Jasper R. Frontz

TITLE: Treasurer & CCO

SEGALL BRYANT AND HAMILL LLC

BY: Philip L. Hildebrandt

TITLE: CEO

Exhibit A

Name of Fund	Initial Termination Date	Fee Calculation
Segall Bryant & Hamill (“SBH”) All Cap Fund	September 27, 2021	Annual rate of 0.65% of the average daily net assets of the fund
SBH Colorado Tax Free Fund	September 27, 2021	Annual rate of 0.35% of the average daily net assets of the fund
SBH Emerging Markets Fund	September 27, 2021	Annual rate of 0.90% of the average daily net assets of the fund
SBH Fundamental International Small Cap Fund	September 27, 2021	Annual rate of 1.00% of the average daily net assets of the fund
SBH Global All Cap Fund	September 27, 2021	Annual rate of 0.65% of the average daily net assets of the fund
SBH International Small Cap Fund	September 27, 2021	Annual rate of 0.90% of the average daily net assets of the fund
SBH Municipal Opportunities Fund	September 27, 2021	Annual rate of 0.35% of the average daily net assets of the fund
SBH Plus Bond Fund	September 27, 2021	Annual rate of 0.35% of the average daily net assets of the fund
SBH Quality High Yield Fund	September 27, 2021	Annual rate of 0.45% of the average daily net assets of the fund
SBH Short Term Plus Fund	September 27, 2021	Annual rate of 0.25% of the average daily net assets of the fund
SBH Small Cap Growth Fund	September 27, 2021	Annual rate of 0.65% of the average daily net assets of the fund
SBH Small Cap Value Fund	September 27, 2021	Annual rate of 0.80% of the average daily net assets of the fund
SBH Small Cap Core Fund	September 27, 2021	Annual rate of 0.80% of the average daily net assets of the fund
SBH Workplace Equality Fund	September 27, 2021	Annual rate of 0.65% of the average daily net assets of the fund